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                                   PacificCMA

                                                                    EXHIBIT 14.1

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICER

Pacific CMA, Inc. (the "Company") has adopted this Code of Ethics for Senior Financial Officer (this "Code") to promote honest and ethical conduct proper disclosure of financial information and compliance with applicable laws, rules and regulations by the Company's senior financial officers.

APPLICABILITY
The Code applies to the Company's chief executive officer, principal financial officer, principal accounting officer or controller and any other persons performing similar functions on behalf of the Company and its subsidiaries (each a "Senior Financial Officer"). Each senior financial officer is expected to adhere to and advocate the practices and practices described in this Code.

PRINCIPLES
Each senior financial officer is expected to:

1. Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2. Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable.

3. Provide full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company.

4. Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

5. Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing the officer's independent judgment to be subordinated.

6. Respect the confidentiality of intonation acquired in the course of the officer's work except when authorized or otherwise legally obligated to disclose the information. Confidential information acquired in the course of the officer's work may not be used for personal advantage.


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7.  Share knowledge and maintain  skills  important and relevant to the needs of the officer's constituents.

8. Proactively promote ethical behavior as a responsible partner among peers in the officer's work environment and community.

9. Achieve responsible use of and control over all assets and resources employed or entrusted to the officer.

REPORTING
Any Senior Financial Officer who suspects misconduct or discovers that it has occurred should take immediate action to resolve the issue with the appropriate persons. If the officer is uncomfortable speaking with them regarding the issue or still has a concern, the officer must communicate detailed information regarding the issue on a confidential or anonymous basis to the Audit Committee. All information received will be reviewed under Audit Committee direction and oversight by such other persons as the Audit Committee determines to be appropriate. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review. The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of complaints.

CONSEQUENCES
Acting in a manner that conflicts with these principles may result in disciplinary action, including termination. However, senior financial officers aren't expected to uphold these values and ethics just because of the threat of discipline. Each senior financial officer is expected to conduct each aspect of their position with the highest ethical standards because it is the way that Pacific CMA, Inc. conducts business.

WAIVERS OR AMENDMENTS
There shall be no waiver of, modification of, or change to any part of this Code except by a vote of the Board of Directors. In the event that a waiver of, modification of, or a change to this Code is granted, then the notice of the waiver, modification and/or change shall be posted to the Company's website "www.pacificcma.com" within five business days of the Board of Director's or designated Board committee's vote or shall be disclosed otherwise as required by applicable law or AMEX or SEC rules. Notices shall be retained in the Company's files as required by law.


Dated: December 15, 2003


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